SUPERIOR SILVER MINES, INC.

P.O. Box 469

413 Cedar Street

Wallace, Idaho  83873

(208) 752-1131

May 2, 2008

Attention:  Laura Nicholson

Securities and Exchange Commission

Division of Corporation Finance

Washington, D.C. 20549-7010

Re:

Superior Silver Mines, Inc

Registration Statement on Form 10

Filed January 23, 2008

File No. 000-53035

Dear Ms. Nicholson:

In response to the April 17, 2008 Staff Comments concerning the Form 10 filing by Superior Silver Mines, Inc.,

the company acknowledges that:

•

the company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the company may not assert staff comments as a defense in any proceeding  initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

Superior Silver Mines, Inc.

/s/ Terrence J. Dunne

By:_____________________

    Terrence J. Dunne, Director